                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement              [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                    Commission Only (as permitted
[ ]  Definitive Additional Materials               by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
      Rule 14a-11(c) or Rule 14a-12

                                 Matritech, Inc.
                   ------------------------------------------
                (Name of Registrant as Specified in Its Charter)

               -------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies: not
                                                                          ---
          applicable
          ----------

     (2)  Aggregate number of securities to which transactions applies: not
                                                                        ---
          applicable
          ----------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): not
                                                                     ---
          applicable
          ----------

     (4)  Proposed maximum aggregate value of transaction: not applicable
                                                           --------------

     (5)  Total fee paid: not applicable
                          --------------

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: not applicable
                                  --------------

     (2)  Form, Schedule or Registration Statement No.: not applicable
                                                        --------------

     (3)  Filing Party: not applicable
                        --------------

     (4)  Date Filed: not applicable
                      --------------

                                 MATRITECH, INC.
                                330 Nevada Street
                           Newton, Massachusetts 02460

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on June 18, 1999

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Matritech, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 18, 1999, at 10:00 a.m. local time, at the Sheraton Newton, 320 Washington Street, Newton, Massachusetts 02458, for the following purposes:

          I.   To elect a Board of Directors for the ensuing year.

          II. To ratify the selection of the firm of Arthur Andersen LLP as auditors for the fiscal year ending December 31, 1999.

          III. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on April 23, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                        By Order of the Board of Directors,



                                        Robert W. Morgan, Secretary
Newton, Massachusetts
April 29, 1999

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                                 MATRITECH, INC.
                                330 Nevada Street
                           Newton, Massachusetts 02460

                         -------------------------------

                                 PROXY STATEMENT

                         -------------------------------

              For the Annual Meeting of Stockholders to be held on
                                  June 18, 1999

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Matritech, Inc. (the "Company" or "Matritech") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, June 18, 1999 at 10:00 a.m. local time, at the Sheraton Newton, 320 Washington Street, Newton, Massachusetts 02458.

     Only stockholders of record as of April 23, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting and any adjournments thereof. As of April 21, 1999, there were 21,724,217 shares of Common Stock, par value $.01 per share, of the Company issued and outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised.

     The persons named as attorneys in the proxies are directors and/or officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted as stated below under "Voting Procedures." Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy.

     In addition to the election of directors, the stockholders will consider a proposal to ratify the selection of auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to a matter, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

     The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

     An Annual Report, containing financial statements for the fiscal year ended December 31, 1998, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about April 29, 1999.

                                   PROPOSAL I
                              ELECTION OF DIRECTORS

     The directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) FOR the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

     Nominated for election to the Company's Board of Directors are: Stephen D. Chubb; David L. Corbet; J. Robert Buchanan; David Rubinfien; Richard A. Sandberg; T. Stephen Thompson and C. William Zadel. Mr. Thomas R. Morse, who served on the Company's Board of Directors for 11 years, resigned as a director on April 9, 1999 to devote more time to other activities. Mr. Sandberg was elected by the Board of Directors on April 9, 1999 to fill the vacancy created by Mr. Morse's resignation. Each of the nominees currently serves as a director of the Company. A plurality of the votes cast by the stockholders present or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. See "Voting Procedures."

Board of Directors Meetings and Committees

     The Board of Directors met seven times during the fiscal year ended December 31, 1998. The Audit Committee of the Board of Directors, of which Messrs. Thompson and Zadel are members, oversees the accounting and tax functions of the Company, including matters relating to the appointment and activities of the Company's independent auditors. The Audit Committee met once during the fiscal year ended December 31, 1998. The Compensation Committee of the Board of Directors, of which Messrs. Rubinfien, Sandberg and Thompson are members, reviews and makes recommendations concerning executive compensation, and administers the 1992 Stock Plan, as amended (the "1992 Plan"), and the Company's 1992 Employee Stock Purchase Plan. The Compensation Committee met twice and acted by unanimous written consent four times during the year ended December 31, 1998. The Board of Directors does not currently have a standing nominating committee. With the exception of David L. Corbet, who attended five out of the seven meetings of the Board of Directors, T. Stephen Thompson, who attended seven out of the ten meetings of the Board of Directors and the Compensation and Audit Committees, and Richard A. Sandberg, who did not join the Board of Directors until April 9, 1999, each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of all Committees on which he served during the year ended December 31, 1998.

                 OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the nominees to be elected at the Annual Meeting, and the executive officers of the Company, their ages as of April 29, 1999, and the positions currently held by each such person with the Company:


Name                                              Age        Position
----                                              ---        --------
Stephen D. Chubb (1).......................       55         Chairman, Director and Chief Executive Officer
David L. Corbet (1)........................       45         Director, President and Chief Operating Officer
Robert W. Morgan (1).......................       40         Vice President, Chief Financial Officer,
                                                             Treasurer and Secretary
Patrick A. Maley (1).......................       49         Vice President, Sales and Marketing
Ying-Jye Wu, Ph.D. (1).....................       50         Vice President, Research and Development
J. Robert Buchanan.........................       71         Director
David Rubinfien (2)........................       77         Director
Richard A. Sandberg (2)....................       56         Director
T. Stephen Thompson (2)(3).................       51         Director
C. William Zadel (3).......................       55         Director
-------------------------

(1) Officers of the Company are elected annually by the Board of Directors and serve until the next Annual Meeting of the Board of Directors and until their respective successors are elected and qualified, or until their earlier resignation or removal.

(2)  Member of Compensation Committee.

(3)  Member of Audit Committee.

     Mr. Chubb, a founder of Matritech, has been Chairman since October 1993 and a director and Matritech's Chief Executive Officer since the Company's inception in 1987. Mr. Chubb was the Company's President until October 1993 and was also Treasurer of the Company until March 1992. From 1984 to 1986, Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc., a publicly traded biotechnology company. Prior to 1984, Mr. Chubb was President and Chief Executive Officer of Cytogen Company, also a publicly traded biotechnology company. He currently serves as a director of Charles River Laboratories, a Division of Bausch and Lomb, a publicly traded medical products company and i-STAT Corporation, a publicly traded medical equipment company.

     Mr. Corbet has been Matritech's President, Chief Operating Officer and a director since October 1993, and joined the Company in April 1993 as Executive Vice President. Prior to joining Matritech and since 1991, Mr. Corbet had served as President and Chief Operating Officer of T Cell Diagnostics, Inc., a subsidiary of T Cell Sciences, Inc. which is a publicly traded biotechnology company, and served in various other executive and managerial offices there since 1985.

     Mr. Morgan has been Matritech's Vice President, Chief Financial Officer, Treasurer and Secretary since March 1999 and served as Acting Vice President, Finance from November 1998 to March 1999. Mr. Morgan is a principal of Morgan & Associates, a privately held financial advisory services company, which position he has held since 1997 and which he held from 1987 to 1992. From 1996 to 1997, Mr. Morgan was President, Chief Executive Officer and a director of America's HealthCare Manager, Inc., a privately held healthcare service company, which he founded. From 1992 to 1996, Mr. Morgan was Vice President - Operations, Chief Financial Officer and Treasurer of ChemGenics Pharmaceuticals, Inc., a venture backed biotechnology company, which he co-founded.

     Mr. Maley has been Matritech's Vice President, Sales and Marketing since March 1999. From 1995 to 1998, Mr. Maley served as Vice President, Sales and Marketing of ZOLL Medical Corporation, a publicly traded medical device company. From 1992 to 1995, Mr. Maley served as Vice President, Marketing for Mansfield, a division of Boston Scientific Corporation, a publicly traded medical device company. Prior to 1992, Mr. Maley served as Vice President Sales/Marketing for ASI, a urology start-up, and Alcon, a pharmaceutical and medical device company.

     Dr. Wu has been Matritech's Vice President, Research and Development since April 1999 and also from March 1995 to February 1997. From February 1997 to April 1999, he was Matritech's Vice President, Product Development and from December 1992 to March 1995 he was Matritech's Vice President, Research. From June 1990 to December 1992, Dr. Wu was Director of Cell Biology at CytoMed, Inc., a biotechnology company. From 1987 to 1990, Dr. Wu was a manager of research and development at Pharmacia ENI Diagnostics, Inc., a biotechnology company.

     Dr. Buchanan has served as a director of Matritech since June 1996. From 1994 to 1996, Dr. Buchanan was Chairman of Worldcare, Limited, a telemedicine company. From 1982 until his retirement in 1994, Dr. Buchanan served as General Director of Massachusetts General Hospital. From 1977 to 1982, Dr. Buchanan served as President of the Michael Reese Medical Center and Associate Dean of the Pritzker School of Medicine at the University of Chicago and from 1969 to 1977 served as Dean of Cornell Medical College. Dr. Buchanan currently serves as a director of i-STAT Corporation, a publicly traded medical equipment company; Charles River Laboratories, a Division of Bausch and Lomb, a publicly traded medical products company; and Premier Practice Management, Inc., a privately held physician practice management company.

     Mr. Rubinfien has served as a director of Matritech since May 1988. Mr. Rubinfien was Chairman and President of Systemix Inc., a biotechnology company, from 1989 through 1991 and President and Chief Executive Officer of Microgenics Company, a medical diagnostics company, from 1985 through 1987. Mr. Rubinfien currently serves as a director of Molecular Biosystems, Inc., a publicly traded biomedical company; Biocircuits, Inc., a publicly traded biomedical company; and several private companies.

     Mr. Sandberg has served as a director of Matritech since April 1999. Mr. Sandberg is a private investor and serves as Chairman of the Board of Lifecodes Corporation, a DNA diagnostics company, which position he has held since May 1997. He also serves as chairman or director of other private companies in the healthcare, energy and database fields. From 1983 to 1998, Mr. Sandberg served in a variety of positions, including Chairman, Chief Executive Officer and Chief Financial Officer at DIANON Systems, Inc., a publicly traded oncology marketing and database company. Mr. Sandberg currently serves as a director of UroMed Corporation, a publicly traded medical device company.

     Mr. Thompson has served as a director of Matritech since May 1994. Mr. Thompson is President, Chief Executive Officer and a director of Immtech International, Inc., a privately held biopharmaceutical company, which positions he has held since 1992. From 1986 to 1992, Mr. Thompson held a number of management positions, most recently as President and Chief Executive Officer, at Amersham Corporation, a subsidiary of Amersham International plc., which is a publicly traded life science and health care company.

     Mr. Zadel has served as a director of Matritech since December 1995. Mr. Zadel is Chairman, President, Chief Executive Officer and a director of Millipore Corporation, a publicly traded laboratory equipment company, which positions he has held since April 1996. From 1985 through 1995, Mr. Zadel served as President and Chief Executive Officer of Ciba Corning Diagnostics Corporation, a biotechnology company. Mr. Zadel currently serves, and has served since 1989, as a director of Kulicke & Soffa Industries, Inc., a publicly traded semiconductor assembly equipment company.

                             SECURITIES OWNERSHIP OF
                      MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of April 21, 1999, certain information regarding the ownership of shares of the Company's Common Stock by: (i) each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date, (ii) each director and nominee of the Company, (iii) each Named Officer (as defined below) and (iv) all current directors and executive officers as a group:

                                                                                   Amount and Nature
                                                                                   -----------------
                                                                                     of Beneficial          Percent of
                                                                                     -------------          ----------
                                    Name                                             Ownership (1)           Class (2)
                                    ----                                             -------------           ---------
Stephen D. Chubb (3)...................................................                 516,517                2.4%
David L. Corbet (4)....................................................                 192,185                *
Ying-Jye Wu (5)........................................................                  85,791                *
JoAnn Jasinski (6).....................................................                  12,786                *
J. Robert Buchanan (7).................................................                  37,500                *
David Rubinfien (8)....................................................                  39,649                *
Richard A. Sandberg ...................................................                       0                *
T. Stephen Thompson (9)................................................                  50,149                *
C. William Zadel (10)..................................................                  36,050                *
Forstmann-Leff Associates, Inc. (11)
  590 Madison Avenue
  New York, NY  10022..................................................               2,216,750               10.2%
FLA Advisers L.L.C. (12)
  590 Madison Avenue
  New York, NY 10022...................................................               2,083,750                9.6%
Zero Stage Capital VI Limited Partnership (13)
  101 Main Street, 17th Floor
  Cambridge, MA  02142.................................................               2,325,581               10.7%
All executive officers and directors as a group
(10 persons)(14).......................................................                 957,841                4.3%
-----------------------------

* Indicates less than 1%

(1) Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock owned based upon information provided to the Company by the directors, officers and principal stockholders.

(2) The number of shares of Common Stock deemed outstanding for this calculation includes (i) 21,724,217 shares of Common Stock outstanding on April 21, 1999 and (ii) all Common Stock underlying stock options which are currently exercisable or will become exercisable within 60 days of April 21, 1999 by the person or group in question.

(3) Mr. Chubb's beneficial ownership includes 115,715 shares issuable upon exercise of outstanding stock options which are exercisable on April 21, 1999 or within 60 days thereafter.

(4) Mr. Corbet's beneficial ownership includes 187,119 shares issuable upon exercise of outstanding stock options exercisable on April 21, 1999 or within 60 days thereafter. Mr. Corbet holds all of his issued shares jointly with his wife.

(5) Dr. Wu's beneficial ownership includes 79,491 shares issuable upon exercise of outstanding stock options exercisable on April 21, 1999 or within 60 days thereafter.

(6) Ms. Jasinski's beneficial ownership includes 12,786 shares issuable upon exercise of outstanding stock options which are exercisable on April 21, 1999 or within 60 days thereafter. Ms. Jasinski resigned from the Company in March 1999.

(7) Dr. Buchanan's beneficial ownership includes 37,500 shares issuable upon exercise of outstanding stock options exercisable on April 21, 1999 or within 60 days thereafter.

(8) Mr. Rubinfien's beneficial ownership includes 39,649 shares issuable upon exercise of outstanding stock options exercisable on April 21, 1999 or within 60 days thereafter.

(9) Mr. Thompson's beneficial ownership includes 39,649 shares issuable upon exercise of outstanding stock options exercisable on April 21, 1999 or within 60 days thereafter.

(10) Mr. Zadel's beneficial ownership includes 35,050 shares issuable upon exercise of outstanding stock options exercisable on April 21, 1999 or within 60 days thereafter.

(11) Includes 2,115,650 shares with respect to which Forstmann-Leff Associates, Inc. ("FLA") shares voting and dispositive power. The beneficial ownership of FLA includes shares beneficially owned by FLA Asset Management Inc. ("FLAM") and FLA Advisers L.L.C. ("FLALLC").

     All statements contained herein with respect to FLA are based solely upon information contained in Amendment No. 3 to Schedule 13G filed with the SEC on behalf of FLA on February 12, 1999.

(12) Includes 2,083,750 shares with respect to which FLALLC shares voting and dispositive power.

     All statements contained herein with respect to FLALLC are based solely upon information contained in Amendment No. 3 to Schedule 13G filed with the SEC on behalf of FLALLC on February 12, 1999.

(13) Zero Stage Capital Associates VI, LLC, the general partner of Zero Stage Capital VI Limited Partnership, and Zero Stage Capital Co., Inc. may also be deemed to beneficially own these shares. Mr. Chubb, the Company's Chairman and Chief Executive Officer, is a limited partner of Zero Stage Capital VI Limited Partnership.

(14) Includes 534,173 shares issuable upon exercise of outstanding stock options exercisable on April 21, 1999 or within 60 days thereafter. Excludes all shares beneficially owned by Ms. Jasinski who resigned from the Company in March 1999.

                       COMPENSATION AND OTHER INFORMATION
                        CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

     The following table summarizes the compensation paid or accrued by the Company for services rendered for its fiscal year ended December 31, 1998 to Mr. Chubb, the Company's Chairman and Chief Executive Officer, Mr. Corbet, Dr. Wu and Ms. Jasinski, the next three most highly compensated executive officers of the Company as of December 31, 1998 (the "Named Officers"). No other executive officers earned total salary and bonus exceeding $100,000 during 1998. The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") and did not make any long-term incentive plan payouts during 1998:

                                          Summary Compensation Table
                                                                         Long-Term
                                              Annual Compensation       Compensation
                                              -------------------       ------------
                                                                           Awards
                                                                           ------              All
                                                                         Securities           Other
Name and                                      Salary        Bonus        Underlying       Compensation
Principal Position                 Year         ($)          ($)         Options(#)           ($)(1)
------------------                 ----     ----------    ---------      ----------       ------------
Stephen D. Chubb                   1998       $212,669      $24,882         47,300              $205
   Chairman, Director and          1997        205,461       33,825          8,456               156
   Chief Executive Officer         1996        176,000       37,488        209,721               236

David L. Corbet                    1998       $182,931      $17,836         37,400              $205
   Director, President and         1997        176,663       24,269          6,067               156
   Chief Operating Officer         1996        165,000       29,288        158,374           226,336

Ying-Jye Wu                        1998       $132,739      $11,814         18,200              $205
   Vice President, Research        1997        125,261       16,875          4,219               150
   and Development                 1996        118,800       17,321         55,034               234

JoAnn Jasinski (2)                 1998       $128,630      $13,249         19,200              $202
   Vice President, Sales           1997         48,186        4,567         41,142                36
   and Marketing                   1996     ----------    ---------       --------        ----------
--------------------

(1) Such compensation represents insurance premiums paid by the Company with respect to term life insurance for such individual. With respect to Mr. Corbet, the 1996 figure also includes an additional $226,100 of ordinary income recognized upon the exercise of the option to purchase, and subsequent "disqualifying disposition," as defined in Section 422(c)(2) of the Internal Revenue Code of 1986, as amended, of 30,000 shares of the Company's Common Stock.

(2) Ms. Jasinski joined the Company as Vice President, Sales and Marketing in August 1997 and held such position until her resignation in March 1999.

Options

     The following table sets forth information concerning options granted during the fiscal year ended December 31, 1998 under the Company's 1992 Plan to the Named Officers:

                                     Option Grants In Last Fiscal Year/(1)/

                                                                                 Potential Realizable Value
                                                                                 at Assumed Annual Rates of
                                                                                  Stock Price Appreciation
                             Individual Grants(2)                                    for Option Term (9)
-------------------------------------------------------------------------------------------------------------
                          Number of    Percent of
                          Securities     Total
                          Underlying    Options
                          Options      Granted to     Exercise    Expiration Date
          Name            Granted      Employees         Price                           5%($)        10%($)
                             (#)       in Fiscal     ($/Share)
                                      Year(%)(10)
-------------------------------------------------------------------------------------------------------------
Stephen D. Chubb          15,000 (3)        5.54%       $2.438          6-19-08        $22,999       $58,283
                          15,000 (4)        5.54         2.438          6-19-08         22,999        58,283
                           8,650 (3)        3.20          1.44         12-31-08          7,834        19,852
                           8,650 (4)        3.20          1.44         12-31-08          7,834        19,852

David L. Corbet           18,750 (5)        6.93         2.438          6-19-08         28,748        72,854
                           6,250 (6)        2.31         2.438          6-19-08          9,583        24,285
                           3,100 (6)        1.15          1.44         12-31-08          2,807         7,114
                           6,200 (3)        2.29          1.44         12-31-08          5,615        14,229
                           3,100 (7)        1.15          1.44         12-31-08          2,807         7,114

Ying-Jye Wu                5,000 (3)        1.85         2.438          6-19-08          7,666        19,428
                           5,000 (4)        1.85         2.438          6-19-08          7,666        19,428
                           8,200 (8)        3.03          1.44         12-31-08          7,426        18,819

JoAnn Jasinski            10,000 (8)        3.69         2.438          6-19-08         15,332        38,855
                           9,200 (8)        3.40          1.44         12-31-08          8,332        21,114
 -------------------------

(1)  The Company did not grant any SARs in 1998.

(2) Stock options were granted under the Company's 1992 Plan at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

(3) The options have a term of ten years from the date of grant and become exercisable as to 50% of the shares covered on each of the third and fourth anniversaries of the date of grant.

(4) The options have a term of ten years from the date of grant and become exercisable as to 50% of the shares covered on each of the first two anniversaries of the date of grant.

(5) The options have a term of ten years from the date of grant and become exercisable as to 33-1/3% of the shares covered on each of the second, third and fourth anniversaries of the date of grant.

(6) The options have a term of ten years from the date of grant and become exercisable as to 100% of the shares covered on the first anniversary of the date of grant.

(7) The options have a term of ten years from the date of grant and become exercisable as to 100% of the shares covered on the second anniversary of the date of grant.

(8) The options have a term of ten years from the date of grant and become exercisable as to 25% of the shares covered on each of the first four anniversaries of the date of grant.

(9) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(10) A total of 270,725 options were granted to employees in 1998 under the Company's 1992 Plan.


     The following table sets forth certain information concerning options held by the Named Officers on December 31, 1998.

               Aggregated Option Exercises In Last Fiscal Year And
                        Fiscal Year-End Option Values/(1)/

                                                                            Number of Securities            Value of Unexercised
                                                                                Underlying                  In-the-Money Options
                                                                            Unexercised Options at       at December 31, 1998 ($)(2)
                                       Shares Acquired        Value         December 31, 1998 (#)               Exercisable/
               Name                    on Exercise (#)     Realized ($)   Exercisable/Unexercisable            Unexercisable
------------------------------------------------------------------------------------------------------------------------------------

Stephen D. Chubb....................        --                 --               106,975/158,502                    $0/$3,737
David L. Corbet.....................        --                 --               177,455/123,387                   2,080/2,678
Ying-Jye Wu.........................        --                 --                74,574/49,879                      0/1,771
JoAnn Jasinski......................        --                 --                10,286/50,056                      0/1,987
---------------

(1)  The Company has never granted any SARs.

(2) Value is based on the difference between the option exercise price and $1.656, the fair market value of the Company's Common Stock on December 31, 1998, the last trading day for the fiscal year ended 1998, multiplied by the number of shares of Common Stock underlying the options.

Compensation of Directors

     Currently, non-employee directors do not receive cash compensation for attendance at meetings of the Board of Directors and of its committees, but receive compensation in the form of options to purchase Common Stock of the Company pursuant to the Company's 1992 Non-employee Director Stock Option Plan (the "Director Plan"). The Director Plan includes two types of option grants:
(a) each non-employee director who first became or becomes a member of the Board of Directors on or after June 7, 1996 is automatically granted on the date of such election without further action by the Board, an option to purchase 10,000 shares of the Company's Common Stock ("Initial Option") which vests over a four-year period and (b) annually, each non-employee director is automatically granted as of the date of the Annual Meeting of Stockholders in such year an option, which vests over a one-year period, to purchase 10,000 shares of Common Stock ("Annual Option"). Any non-employee who becomes a director after the Annual Meeting of Stockholders in any year shall be entitled to receive, in addition to the Initial Option, a fraction of the Annual Option equal to (x) divided by twelve (12), where (x) equals the number of complete months remaining until the first anniversary of the preceding Annual Meeting of Stockholders. All options granted pursuant to the Director Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and expire ten years after the date of grant. Directors are also reimbursed for their expenses incurred in attending meetings of the Board of Directors and committees thereof.

     Directors who are employees of the Company receive no additional compensation for service on the Board of Directors or its committees.


Compensation Committee Report

     The Compensation Committee of the Board of Directors (the "Committee") is currently composed of David Rubinfien, Richard A. Sandberg and T. Stephen Thompson, none of whom is currently an officer or employee of the Company. During 1998, Thomas R. Morse served on the Committee and was replaced upon his resignation on April 9, 1999 by Mr. Sandberg. Mr. Sandberg took no part in the Committee actions referred to in this Report.

     The functions of the Committee are to establish salaries and incentive compensation for the Company's executive officers and to administer the 1992 Plan and the 1992 Employee Stock Purchase Plan.

     The Company's executive compensation programs are designed (i) to attract and retain experienced and well qualified executives capable of leading the Company to meet its business objectives, and (ii) to motivate them to enhance long-term stockholder value. In setting the compensation level for executive officers, the Committee is guided by the following considerations:

     . Compensation levels should be competitive with compensation generally being paid to executives in the biotechnology industries to ensure the Company's ability to attract and retain superior executives;

     . Each individual executive officer's compensation should reflect the performance of the Company as a whole, the performance of the officer's business unit, if applicable, and the performance of the executive officer; and

     . A significant portion of executive officer compensation should be paid in the form of equity-based incentives to link closely stockholder and executive interests and to encourage stock ownership by executive officers.

     An executive's total compensation package includes a cash salary and bonus determined by the Committee, long-term incentive compensation in the form of stock options and various benefits, including a 401(k) retirement plan and medical insurance plans that are available to all employees of the Company. Salaries of the Company's Chief Executive Officer and the next three most highly compensated executives during fiscal 1998 are listed in the "Summary Compensation Table" found on page 7. The Committee reviews executive salaries at least once per year and, while it is not required to do so, it may in its discretion increase these salaries. The Committee attempts to keep the Company's compensation programs competitive by comparing them with those of other local and national companies in the industry. The Committee also attempts to balance the compensation level for an individual executive against his or her specific job requirements, including the individual's influence on obtaining corporate objectives.

     Cash Compensation. The Committee sets the annual salaries for individual executives by reviewing the salaries historically paid at the Company, the salaries paid by the Company's competitors to persons holding comparable positions and compensation studies prepared by independent third parties. The Committee determines any increases in annual salaries and bonuses based on a comparison of the executive's actual performance against his or her performance objectives, as well as on various subjective factors. The performance objectives for each executive depend on his or her area of responsibility and may include achievement of the performance objectives in the areas of product commercialization, clinical trials, corporate partnering, and financings, as well as other financial objectives. Among the subjective factors considered by the Committee are the executive's ability to provide leadership, to develop the Company's business, to promote the Company's image with its customers and stockholders and to manage the Company's continuing growth. The Committee also solicits and considers performance reviews and recommendations from senior management in establishing compensation levels for all but the Chief Executive Officer.

     Equity Compensation. The Company's equity compensation program is designed to (i) provide long-term incentives to executive officers, (ii) tie compensation to creating long-term shareholder value, (iii) encourage executive officers to remain with the Company and promote the Company's business, and (iv) provide executives with the opportunity to obtain significant, long-term stock ownership in the Company's Common Stock.

     The Committee has granted options to executive officers as the long-term incentive component of the executive officers' total compensation package. The Committee generally grants options that become exercisable over a four-year period as a means of encouraging executives to remain with the Company and to promote its success. In fiscal 1998, the Committee only awarded the Company's executives stock options with exercise prices equal to the market price of the Common Stock on the date of grant. As a result, executives will benefit from these stock option grants only to the extent that the price of the Company's Common Stock increases and the Company's stockholders have also benefited.

     In deciding whether to grant options and in determining the number of shares to be subject to such options, the Committee generally reviews the option holdings of each of the executive officers, including the number of unvested options and the then-current value of such unvested options. The number of options granted to certain of the most highly compensated executive officers of the Company in fiscal 1998 is set forth in the table captioned "Option Grants in Last Fiscal Year" found on page 8. The total options held by each of these executives at December 31, 1998 is set forth in the table captioned "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" found on page 9.

     CEO Compensation. With respect to the compensation of the Company's Chief Executive Officer, Mr. Chubb's 1998 salary was increased to $212,669 from $205,461 in 1997. In addition, Mr. Chubb was granted a cash bonus in the amount of $24,882 for 1998. On June 19, 1998 he received options under the Company's 1992 Plan to purchase up to 30,000 shares of the Company's Common Stock at an exercise price of $2.438 per share, and on December 31, 1998 he received options under the Company's 1992 Plan to purchase up to 17,300 shares of the Company's Common Stock at an exercise price of $1.44 per share. These options become exercisable over a four-year period from the date of grant. All options granted to Mr. Chubb during 1998 expire ten years from the date of grant and have exercise prices equal to 100% of the fair market value of the Company's Common Stock as of the date of grant. In arriving at the level of compensation for Mr. Chubb, the Committee attempted to measure Mr. Chubb's contribution to the progress made by the Company during 1998 toward the achievement of the Company's principal objectives, but the Committee does not find it practicable to quantify or assign relative weight to the factors on which the Chief Executive Officer's compensation is based. The Committee concluded that the Company had made significant progress during 1998 towards achieving its objectives, including entering into an agreement with Curtin Matheson Scientific, a division of Fisher Healthcare Company, L.L.C. for the distribution of the Company's NMP22(R) Test Kit for bladder cancer, development on new assays and building commercial relationships.

     Tax Matters. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally prevents publicly held corporations from deducting, for federal income tax purposes, compensation in excess of $1 million paid to certain executives, with certain exceptions. The Committee has considered these requirements and exceptions and it is the Committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation will be deductible for federal income tax purposes.


                                                 Respectfully submitted,

                                                 David Rubinfien
                                                 Richard A. Sandberg
                                                 T. Stephen Thompson


Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee are David Rubinfien, Richard A. Sandberg and T. Stephen Thompson. No member of the Committee is currently, or has ever been, an officer or employee of the Company or any of its subsidiaries, or had any relationship with the Company during the last fiscal year that would require disclosure herein.

     During the 1998 fiscal year no executive officer of the Company served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors), nor served as a director, of another entity, one of whose executive officers serves as a director of the Company or serves on the Company's Compensation Committee.

Stock Performance Graph

     The Stock Performance Graph set forth below compares the cumulative total stockholder return on the Company's Common Stock from December 31, 1993 to December 31, 1998, with the cumulative total return of the Nasdaq Market Index and the Company's four digit SIC Code Index over the same period. The comparison assumes $100 was invested on December 31, 1993 in the Company's Common Stock, in the Nasdaq Market Index and in the four digit SIC Code Index and assumes reinvestment of dividends, if any.

                 Comparison of Cumulative Total Return /(l)(2)/



                            [LINE GRAPH APPEARS HERE]

                       12/31/93    12/31/94    12/31/95   12/31/96    12/31/97    12/31/98
  Matritech, Inc.       100.00      55.56       120.37     251.85      144.44      49.08
   SIC Code 2835        100.00      94.04       159.53     146.31      120.37      139.90
Nasdaq Market Index     100.00      104.99      136.18     169.23      207.00      291.96






(1) This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Media General Financial Services, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                                   PROPOSAL II
                      RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the firm of Arthur Andersen LLP, independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1999. Arthur Andersen LLP has served as the Company's auditors since fiscal 1987. It is expected that a member of the firm will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Stockholder ratification of the Company's independent public accountants is not required under Delaware law or under the Company's Amended and Restated Certificate of Incorporation or its Amended and Restated By-Laws. If the stockholders do not ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ended December 31, 1999, the Company's Board of Directors will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent public accountants for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing independent public accountants. The Board of Directors recommends a vote FOR the ratification of this selection.

                                VOTING PROCEDURES

     The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker "non-votes," are counted as present for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

     Proposal I. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The seven nominees receiving the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Annual Meeting will be elected as directors. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) for the election of the nominees. Where the stockholder properly withheld authority to vote for a particular nominee or nominees, such stockholder's shares will not be counted toward such nominee or nominees' achievement of a plurality.

     Other Matters. For all other proposals submitted to the stockholders at the Annual Meeting, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that proposal is required for approval. Abstentions, as well as broker "non votes," are not considered to have been voted for such proposal and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated. If any other matter not discussed in this Proxy Statement should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company pursuant to SEC Rule 14a-8 must be received at the Company's principal executive offices not later than December 31, 1999. The deadline for providing timely notice to the Company of matters that stockholders otherwise desire to introduce at the next annual meeting of stockholders is March 30, 2000. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1998 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 1998.

                            EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. Proxies will be solicited principally through the mails. Further solicitation of proxies from some stockholders may be made by directors, officers and regular employees of the Company personally, by telephone, telegraph or special letter. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses will be paid for any such further solicitation. In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the name of a nominee. The Company will reimburse such persons for their reasonable out-of-pocket costs.

                                                                      Appendix A
                                                                      ----------

                                 MATRITECH, INC.
                Annual Meeting of Stockholders of MATRITECH, INC.
                           to be held on June 18, 1999
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                MATRITECH, INC.

     The undersigned, revoking all prior proxies, hereby appoints Stephen D. Chubb and David L. Corbet, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of Common Stock of Matritech, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Newton, 320 Washington Street, Newton, Massachusetts 02458 on Friday, June 18, 1999 at 10:00 a.m. local time, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 29, 1999, a copy of which has been received by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND FOR THE PROPOSAL IN ITEM 2. THE PROXIES ARE AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

         PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN
                            THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.


HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?


------------------------------------        ------------------------------------

------------------------------------        ------------------------------------

------------------------------------        ------------------------------------

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

MATRITECH, INC.

                                                             Withhold
1.) Election of Directors - To elect seven         For All   From All    For All
members to the Board of Directors to serve until   Nominees  Nominees    Except
the next Annual Meeting of Stockholders and
until their successors have been elected and         [_]       [_]         [_]
qualified.

NOMINEES: J. Robert Buchanan, Stephen D. Chubb,
David L. Corbet, David Rubinfien, Richard A.
Sandberg, T. Stephen Thompson and C. William
Zadel.

-------------------------------------
Instruction: To withhold authority to vote for one or more of the nominees listed above, mark the "For All Except" box and write the nominee(s) name(s) in the space provided above.


2.) To ratify the selection of the firm of           For     Against     Abstain
Arthur Andersen LLP as auditors for the fiscal
year ending December 31, 1999.                       [_]       [_]         [_]


3.) To transact such other business as may properly come before the meeting and any adjournments thereof.

Mark box at right if you will attend the             [_]
Annual Meeting.

Mark box at right if an address change or            [_]
comment has been noted on the reverse side of this card.

RECORD DATE SHARES:
The Board of Directors Recommends a Vote FOR the foregoing proposals.

Please be sure to sign and date this Proxy.      Date:
                                                      --------------------------

-----------------------------------              -------------------------------
Stockholder sign here                            Co-owner sign here

                                 MATRITECH, INC.


Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of Matritech that require your immediate attention and approval.
These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, June 18, 1999.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

MATRITECH, INC.